Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 10, 2016, relating to the financial statements of HomeStreet, Inc. and subsidiaries and the effectiveness of HomeStreet, Inc.’s internal control over financial reporting as of December 31, 2015, appearing in the Annual Report on Form 10-K of HomeStreet, Inc., for the year ended December 31, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
August 18, 2016

DWT 24184986v1 0050033-001684